Exhibit 99.3

Prescribe Wellness, LLC

Financial Report
December 31, 2018

THE POWER OF BEING UNDERSTOOD
AUDIT | TAX | CONSULTING

RSM

Contents

Independent auditor’s report	1

Financial statements

Balance sheets	2

Statements of operations	3

Statements of members’ equity	4

Statements of cash flows	5

Notes to financial statements	6-16

RSM US LLP

Independent Auditor’s Report

Board of Directors

Prescribe Wellness, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of Prescribe Wellness, LLC, which comprise the balance sheets as of December 31, 2018 and 2017, the related statements of operations, members’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prescribe Wellness, LLC as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Irvine, California

April 22, 2019

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AUDIT | TAX | CONSULTING

RSM US LLP is the U.S. member firm of RSM International, a global network of independent audit, tax, and consulting firms. Visit rsmus.com/aboutus for more information regarding RSM US LLP and RSM International.

Prescribe Wellness, LLC

Balance Sheets

December 31, 2018 and 2017

	2018	2017
Assets

Current assets:
Cash	$6,739,772	$4,037,794
Accounts receivable, net	2,180,998	1,250,905
Prepaid expenses and other current assets	1,011,986	925,310
Total current assets	9,932,756	6,214,009

Property and equipment, net	972,381	1,695,999
Intangible assets, net	1,455,848	—
Goodwill	1,493,732	—
Note receivable, related party	250,000	—
Other asset	250,000	—
Total assets	$14,354,717	$7,910,008

Liabilities and Members’ Equity

Current liabilities:
Accounts payable	$2,380,458	$497,171
Accrued expenses and other current liabilities	3,038,321	2,211,603
Deferred revenue	6,232,373	1,335,416
Total current liabilities	11,651,152	4,044,190

Commitments and contingencies (Note 7)

Members’ equity	2,703,565	3,865,818
Total liabilities and members’ equity	$14,354,717	$7,910,008

See notes to financial statements.

Prescribe Wellness, LLC

Statements of Operations

Years Ended December 31, 2018 and 2017

	2018	2017

Revenues	$29,033,599	$23,646,269

Cost of revenues	6,046,253	5,024,656
Gross profit	22,987,346	18,621,613

General, selling and administrative expenses	24,333,101	20,679,321
Operating loss	(1,345,755)	(2,057,708)

Interest income	8,283	5,194
Loss before noncontrolling interest	(1,337,472)	(2,052,514)

Net loss attributable to noncontrolling interest	—	(59,776)

Net loss	$(1,337,472)	$(1,992,738)

See notes to financial statements.

Prescribe Wellness, LLC

Statements of Members’ Equity

Years Ended December 31, 2018 and 2017

											Total
											Prescribe
											Wellness, LLC
	Class B-3		Class B-2		Class B-1		Class A		Paid-In	Accumulated	Members’	Noncontrolling
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Equity	Interest	Total
Balance, December 31, 2016	1,139,991	$5,667,067	1,621,557	$5,402,973	3,563,001	$807,560	8,209,913	$531,063	$155,884	$(5,468,820)	$7,095,727	$(359,638)	$6,736,089
Deconsolidation of ScopiaRx	—	—	—	—	—	—	—	—	—	(412,772)	(412,772)	419,414	6,642
Exercise of unit options	—	—	—	—	—	—	500,000	—	—	—	—	—	—
Repurchase of units	—	—	—	—	(288,660)	(129,897)	—	—	—	(895,104)	(1,025,001)	—	(1,025,001)
Share-based compensation	—	—	—	—	—	—	—	—	200,602	—	200,602	—	200,602
Net loss	—	—	—	—	—	—	—	—	—	(1,992,738)	(1,992,738)	(59,776)	(2,052,514)
Balance, December 31, 2017	1,139,991	5,667,067	1,621,557	5,402,973	3,274,341	677,663	8,709,913	531,063	356,486	(8,769,434)	3,865,818	—	3,865,818
Share-based compensation	—	—	—	—	—	—	—	—	175,219	—	175,219	—	175,219
Net loss	—	—	—	—	—	—	—	—	—	(1,337,472)	(1,337,472)	—	(1,337,472)
Balance, December 31, 2018	1,139,991	$5,667,067	1,621,557	$5,402,973	3,274,341	$677,663	8,709,913	$531,063	$531,705	$(10,106,906)	$2,703,565	$—	$2,703,565

See notes to financial statements.

Prescribe Wellness, LLC

Statements of Cash Flows

Years Ended December 31, 2018 and 2017

	2018	2017
Cash flows from operating activities:
Net loss	$(1,337,472)	$(2,052,514)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	965,788	1,091,345
Amortization of intangible assets	165,991	—
Share-based compensation	175,219	200,602
Changes in operating assets and liabilities, net of affects from acquisition:
Accounts receivable, net	(930,093)	(439,993)
Prepaid expenses	(23,848)	(347,583)
Accounts payable	1,883,287	(289,703)
Accrued expenses and other current liabilities	496,375	677,846
Deferred revenue	4,877,619	325,030
Net cash provided by (used in) operating activities	6,272,866	(834,970)

Cash flows from investing activities:
Purchases of property and equipment	(410,203)	(661,661)
Acquisition of VoicePort, LLC	(2,250,000)	—
Issuance of note receivable, related party	(250,000)	—
Cash change due to deconsolidation of ScopiaRx	—	(64,826)
Net cash used in investing activities	(2,910,203)	(726,487)

Cash flows from financing activities:
Repayment of seller note in acquisition of VoicePort, LLC	(660,685)	—
Repurchase of membership units	—	(1,025,001)
Net cash used in financing activities	(660,685)	(1,025,001)

Increase (decrease) in cash	2,701,978	(2,586,458)

Cash, beginning	4,037,794	6,624,252

Cash, ending	$6,739,772	$4,037,794

Supplemental disclosure of cash flow information:
Noncash investing activities:
Fair value of seller note incurred in acquisition of VoicePort, LLC	$991,028	$—

See notes to financial statements.

Prescribe Wellness, LLC

Notes to Financial Statements

Note 1.                            Nature of Operations and Organization

Prescribe Wellness, LLC (the Company) was founded in 2010, with a mission to inspire collaboration for better health in America. The Company’s innovative technological solutions are designed to elevate the community pharmacist’s role in providing coordinated care and preventative health care services. The Company’s software products make it easier for pharmacists to improve customer loyalty, increase patient medication adherence and provide additional patient care services. The Company’s headquarters are located in Irvine, California.

Note 2.                            Summary of Significant Accounting Policies

Basis of presentation: The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

Variable interest entity: In May 2015, the Company entered into a Management Control and Membership Interest Purchase Agreement (the Agreement) with ScopiaRx, LLC (ScopiaRx), in which the Company obtained a 20 percent membership interest in the equity of ScopiaRx in exchange for additional operating capital and management expertise to maximize the value of ScopiaRx’s products and services. At that time, the Company concluded that its investment in ScopiaRx met the criteria for the consolidation of ScopiaRx, as described in further detail below.

The Company evaluated ScopiaRx for consolidation and determined ScopiaRx to be a variable interest entity (VIE). When the Company becomes involved with a VIE, the Company evaluates the following to determine if it is the primary beneficiary and must consolidate the entity: the structure and purpose of the entity; the risks and rewards created by and shared through the entity; and the Company’s ability to direct its activities, receive its benefits and absorb its losses relative to the other parties involved with the entity, including its sponsors, equity holders, guarantors, creditors and servicers.

In May 2015, the Company determined it was the primary beneficiary of ScopiaRx due to the Company’s power to direct the activities that most significantly impact the economic performance of ScopiaRx, as well as its obligation to absorb the losses and its right to receive benefits that could potentially be significant to ScopiaRx. As such, from May 2015 to May 2017, the transactions and accounts of ScopiaRx were included in the accompanying financial statements. See further discussion below regarding the deconsolidation of ScopiaRx.

In May 2017, the Agreement with ScopiaRx expired. The expiration of the Agreement represented a change in the facts and circumstances such that the Company no longer retains the right to direct the activities that most significantly impact ScopiaRx’s economic performance. As such, the Company deconsolidated ScopiaRx in May 2017 and, subsequently, accounts for its investment in ScopiaRx using the equity method. Under the equity method, the Company’s investment in the unconsolidated investee is recorded at cost and is adjusted to recognize the Company’s share of the earnings or losses of the investee. As of December 31, 2018 and 2017, the Company’s equity in its equity method investment in ScopiaRx’s net assets was not material or determined to be zero, as the Company does not have a commitment to provide additional financial support or contributions to finance the losses of ScopiaRx.

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Prescribe Wellness, LLC

Notes to Financial Statements

Note 2.                            Summary of Significant Accounting Policies (Continued)

Fair value of financial instruments: The Company’s financial instruments include accounts receivable and accounts payable. The carrying amounts of accounts receivable, prepaid expenses, other current assets, accounts payable, accrued expenses and other current liabilities approximated their fair values because of the short-term nature of these instruments.

Cash and cash equivalents: For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2018 or 2017.

Revenue recognition: The Company derives its revenues primarily from subscription contracts, which are comprised of subscription fees from customers accessing the Company’s enterprise cloud services. The Company also derives a small portion of its revenues from data fees related to the subscription service.

The Company commences revenue recognition when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is reasonably assured. The Company’s customers generally enter into one-year contracts. As such, service revenues are recognized ratably over the contract terms beginning on the commencement date of each contract, which is the date the Company’s service is made available to its customers. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. Certain of the Company’s customers pay their annual subscription fee in advance. The Company defers annual subscription fees paid by customers in advance that do not meet the criteria for immediate revenue recognition. The Company classifies all deferred revenue as current on the accompanying balance sheets in accordance with terms of the subscription contracts, which are typically one year.

Advertising costs: Advertising costs are expensed as incurred. Advertising expenses were approximately $467,000 and $689,000 for the years ended December 31, 2018 and 2017, respectively, and are included in general, selling and administrative expenses in the accompanying statements of operations.

Income taxes: The Company is organized as a limited liability company. As such, the Company is treated as a “pass-through” entity for income tax purposes and, accordingly, does not record any federal or state income provisions or tax liabilities, as the taxes are due at the member level. As of December 31, 2018, the Company is no longer subject to U.S., federal, state or local examinations by tax authorities for tax years before 2014.

Accounts receivable: Accounts receivable are stated at gross invoice amount, net of an allowance for doubtful accounts of approximately $6,000 and $13,000 at December 31, 2018 and 2017, respectively. The allowance for doubtful accounts is maintained at a level considered adequate to provide for potential account losses on the balance based on management’s evaluation of the anticipated impact of current economic conditions, changes in the character and size of the balance, past and expected future loss experience and other pertinent factors.

Concentrations of credit and business risk: Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. The Company maintains cash balances with a major bank where balances are insured by the Federal Deposit Insurance Corporation up to $250,000. From time to time, the Company maintains cash balances in excess of federally insured limits. The Company has not experienced any losses in such balances, and management believes it is not exposed to a significant credit risk.

Prescribe Wellness, LLC

Notes to Financial Statements

Note 2.                            Summary of Significant Accounting Policies (Continued)

The Company performs periodic credit evaluations of its customers and generally does not require collateral. The largest customer accounts for 18 percent and 21 percent of the Company’s revenue for the years ended December 31, 2018 and 2017, respectively, of which the annual subscription fee is paid in advance. Customers are not subject to geographic or industry concentration.

Property and equipment: Property and equipment are recorded at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the related assets of three to five years. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts. The gain or loss on disposition, if any, is recognized in the accompanying statements of operations.

Intangible assets: Intangible assets are carried at cost less accumulated amortization. Intangible assets subject to amortization are amortized using the straight-line method over the estimated useful life of the respective intangible asset, which approximates the appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefit obtained annually by the Company. Changes in circumstances, such as a significant decline in the Company’s viability, technology advances or other market forces, could result in the actual lives differing from initial estimates. In the event that the Company determines that the useful life of an intangible asset should be revised, the Company will amortize the net book value over its revised remaining useful life. The Company does not have any indefinite-lived intangible assets.

Goodwill: The Company accounts for goodwill in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350, Intangibles—Goodwill and Other, which provides that goodwill should not be amortized, but shall be tested for impairment at the reporting unit level annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount.

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The Company assesses impairment first by analyzing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC 350. If the Company assesses it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the Company performs the two-step goodwill impairment test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). The fair value of the reporting unit is determined based on valuation techniques using the best information that is available. If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit, and the entity must perform the second step of the impairment test (measurement). Under the second step, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. If the fair value of the reporting unit exceeds its carrying value, the second step does not need to be performed. Management evaluates goodwill using one reporting unit. Goodwill is tested for impairment annually at December 31, 2018, and when an event occurs or circumstances change such that it is reasonably possible that impairment may exist. No impairment of goodwill was identified by the Company during the year ended December 31, 2018.

Impairment of long-lived assets: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. The Company periodically evaluates the carrying value of long-lived assets, including, but not limited to, property and equipment, amortizable intangible assets and other assets. No impairment of long-lived assets was identified by the Company during the years ended December 31, 2018 or 2017.

Prescribe Wellness, LLC

Notes to Financial Statements

Note 2.                            Summary of Significant Accounting Policies (Continued)

Share-based compensation: The Company accounts for share-based compensation at fair value, as measured at the grant date using the Black-Scholes option pricing model. Share-based compensation expense is recognized over the requisite service period of the individual grants, which generally equals the vesting period. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the share-based payment expense recognized.

Recently issued accounting standards: In January 2017, the FASB issued Accounting Standards Update (ASU) 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 requires entities to use a screen test to determine when an integrated set of assets and activities is not a business or if the integrated set of assets and activities needs to be further evaluated against the framework. ASU 2017-01 is effective for fiscal years beginning after December 15, 2018, and the interim periods beginning after December 15, 2019. ASU 2017-01 must be applied prospectively with early adoption permitted. The adoption of ASU 2017-01 is not expected to have a material impact on the financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU simplifies the measurement of goodwill impairment by eliminating the requirement that an entity compute the implied fair value of goodwill based on the fair values of its assets and liabilities to measure impairment. Instead, goodwill impairment will be measured as the difference between the fair value of the reporting unit and the carrying value of the reporting unit. The ASU also clarifies the treatment of the income tax effect of tax deductible goodwill when measuring goodwill impairment loss. ASU 2017-04 will be effective for the Company beginning on January 1, 2022. The Company is currently evaluating the impact of the adoption of this guidance on its financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue From Contracts With Customers (Topic 606). This standard outlines a single comprehensive model for companies to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that revenue is recognized when a customer obtains control of a good or service. A customer obtains control when it has the ability to direct the use of and obtain the benefits from the good or service. Transfer of control is not the same as transfer of risks and rewards, as it is considered in current guidance. The Company will also need to apply new guidance to determine whether revenue should be recognized over time or at a point in time. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 one year. ASU 2014-09, as deferred by ASU 2015-14, will be effective for annual reporting periods beginning after December 15, 2018, using either of two methods: (a) retrospective to each prior reporting period presented with the option to elect certain practical expedients as defined within ASU 2014-09; or (b) retrospective with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application and providing certain additional disclosures as defined in ASU 2014-09. The Company has not yet selected a transition method and is currently evaluating the impact of the pending adoption of ASU 2014-09 on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company is currently evaluating the impact of the pending adoption of the new standard on its financial statements.

Prescribe Wellness, LLC

Notes to Financial Statements

Note 2.                            Summary of Significant Accounting Policies (Continued)

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance on how certain cash receipts and cash payments should be presented and classified in the statement of cash flows with the objective of reducing existing diversity in practice with respect to these items. ASU 2016-15 will not be effective for the Company until January 1, 2019, with early adoption permitted. ASU 2016-15 requires a retrospective transition method. However, if it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company is currently evaluating the impact that the adoption of this guidance will have on its statements of cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), which provides guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows. ASU 2016-18 will be effective for the Company beginning on January 1, 2019. ASU 2016-18 must be applied using a retrospective transition method with early adoption permitted. The Company is currently evaluating the impact of the adoption of this guidance on its financial statements.

Subsequent events: Management has evaluated events that have occurred subsequent to December 31, 2018, through April 22, 2019, which is the date the financial statements were available to be issued.

On March 5, 2019, Tabula Rasa HealthCare, Inc. (TRHC) and TRHC PW Acquisition, LLC, a wholly-owned subsidiary of TRHC (Merger Sub), entered into a merger agreement (the merger agreement), by and among TRHC, Merger Sub, Prescribe Wellness, LLC and Fortis Advisors LLC. Under the terms of the merger agreement, Merger Sub merged with and into Prescribe Wellness, LLC with Prescribe Wellness, LLC surviving as a wholly owned subsidiary of TRHC (the merger). At the closing of the merger, TRHC paid $150 million in cash consideration, subject to adjustments set forth in the merger agreement (the closing consideration). In connection with the merger agreement, all issued and outstanding units of, and options to purchase units of, Prescribe Wellness, LLC were canceled, except for the right of each holder of units to receive a portion of the closing consideration and additional payments subject to the terms and conditions of the merger agreement, and in each case in accordance with Prescribe Wellness, LLC’s distribution waterfall.

Note 3.                            Business Combination

On May 1, 2018, the Company acquired certain assets and assumed certain liabilities of VoicePort, LLC for total consideration of $3,241,028. Upon close, the Company paid $2,250,000 in cash, and will pay an additional $1,000,000, with a fair value of $991,028, in cash in 12 equal monthly installments following the close date.

In accordance with ASC 805, Business Combinations, the acquisition has been treated as a purchase transaction whereby assets acquired and liabilities assumed are recorded at estimated fair value and the excess in consideration transferred has been allocated to goodwill.

The acquisition allows for the Company to further expand its presence in its core market. Synergies and economies of scale are expected from the combined operations. The combination of these factors drive the excess consideration transferred paid over value of the net assets acquired, resulting in goodwill, which is deductible for income tax purposes. Transaction costs related to the acquisition were insignificant. The results of operations and cash flows of the acquired business for the period from the date of acquisition through December 31, 2018, are reflected on the accompanying statements of operations and cash flows.

Prescribe Wellness, LLC

Notes to Financial Statements

Note 3.                            Business Combination (Continued)

The Company allocated the consideration transferred based on the appraisal associated with the valuation of certain assets acquired and liabilities assumed. The weighted-average amortization period of intangible assets acquired in the transaction is 5.8 years. The following table presents the purchase price allocation recorded as of the acquisition date:

Prepaid expenses	$62,828
Property and equipment	81,967
Customer relationships	1,276,281
Developed technology	169,490
Noncompetition agreements	166,968
Trade name	9,100
Deferred revenue	(19,338)
Net assets acquired	1,747,296

Goodwill	1,493,732
Total fair value of consideration transferred	$3,241,028

Note 4.         Property and Equipment, Net

Property and equipment consist of the following at December 31:

	2018	2017

Computer and equipment	$1,000,590	$888,646
Furniture and fixtures	955,972	904,699
Software	2,195,609	2,116,656
	4,152,171	3,910,001
Less accumulated depreciation and amortization	(3,179,790)	(2,214,002)
Property and equipment, net	$972,381	$1,695,999

Depreciation and amortization expense for property and equipment was approximately $966,000 and $1,091,000 for the years ended December 31, 2018 and 2017, respectively.

Prescribe Wellness, LLC

Notes to Financial Statements

Note 5.                            Goodwill and Intangible Assets, Net

Intangible assets consist of the following at December 31, 2018:

		Gross
		Carrying	Accumulated
	Estimated Life	Value	Amortization

Customer relationships	6 years	$1,276,281	$(124,083)
Developed technology	5 years	169,490	(19,774)
Noncompetition agreements	5 years	166,968	(19,480)
Trade name	2 years	9,100	(2,654)
		$1,621,839	(165,991)
Intangible assets, net			$1,455,848

The remaining estimated annual amortization expense of intangible assets is expected to be as follows:

Years ending December 31:
2019	$284,555
2020	281,901
2021	280,005
2022	280,005
2023	240,751
Thereafter	88,631
$1,455,848

Amortization expense for intangible assets was approximately $166,000 for the year ended December 31, 2018.

The changes in carrying value of goodwill for the year ended December 31, 2018, is as follows:

Goodwill, December 31, 2017	$—
Acquisition of VoicePort, LLC	1,493,732
Goodwill, December 31, 2018	$1,493,732

There are no accumulated impairment losses of goodwill at December 31, 2018.

Note 6.                            Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31:

	2018	2017

Payroll and payroll related	$1,801,793	$1,452,085
Deferred rent	333,526	440,834
Other	903,002	318,684
	$3,038,321	$2,211,603

Prescribe Wellness, LLC

Notes to Financial Statements

Note 7.                            Commitments and Contingencies

Leases: The Company leases its primary office facility under a noncancelable operating lease, which expires in 2023. The Company accounts for its noncancelable operating lease on a straight-line basis over the lease term and records deferred rent when there is a difference between the straight-line lease expense and the current lease rate. Total rent expense under operating leases was approximately $451,000 and $446,000 for the years ended December 31, 2018 and 2017, respectively.

Annual future minimum lease payments under the Company’s noncancelable operating lease are as follows:

Years ending December 31:
2019	$541,000
2020	559,000
2021	346,000
2022	121,000
2023	125,000
$1,692,000

Litigation: From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company believes that it currently is not a party to any legal proceedings which, individually or in the aggregate, would have a material adverse effect on its financial position, results of operations, or cash flows.

Note 8.                            Retirement Plan

The Company sponsors a defined contribution retirement plan under the provisions of section 401(k) of the Internal Revenue Code (the Plan) for the benefit of substantially all eligible employees electing to participate in the Plan. Under the terms of the Plan, the Company matches the first 3 percent of employee contributions dollar for dollar, and matches the next 2 percent of employee contributions at 50 percent. Employees vest in the Company-matching contributions immediately. The Company made matching contributions of approximately $426,000 and $312,000 to the Plan during the years ended December 31, 2018 and 2017, respectively.

Note 9.                            Members’ Equity

The interest of the members in the Company is represented by two classes of units, Class A units and Class B units, which may be issued in one or more series and entitle the holder to the rights, terms and conditions set forth in the Company’s operating agreement. As of December 31, 2018, the Company is authorized to issue 18,000,000 Class A units and 6,646,796 Class B units, 3,885,248 of which are designated Class B-1 units, 1,621,557 of which are designated Class B-2 units and 1,139,991 of which are designated Class B-3 units. The Company’s Board of Directors may issue any authorized but unissued Class A units (or options to purchase authorized but unissued Class A units), in an aggregate amount not to exceed 2,708,705 of the authorized but unissued Class A units for possible future issuance under any equity incentive plan adopted by the Board of Directors or any other similar equity incentive arrangements that are approved by the Board of Directors.

Prescribe Wellness, LLC

Notes to Financial Statements

Note 9.                            Members’ Equity (Continued)

As of December 31, 2018 and 2017, the Company has issued and outstanding a total of 8,709,913 Class A units, 3,274,341 Class B-1 units, 1,621,557 Class B-2 units and 1,139,991 Class B-3 units. Class B unit holders are entitled to a number of votes on all matters equal to the number of Class A units then issuable upon conversion of the Class B units held by such Class B unit holders. Subject to and in compliance with the provisions of the operating agreement, each Class B unit may, at the option of the holder thereof, be converted at any time to Class A units under an optional conversion, with the conversion price of the Class B-1 units initially equal to the Class B-1 original issue price, the conversion price for the Class B-2 units initially equal to the Class B-2 original issue price and the conversion price for the Class B-3 units initially equal to the Class B-3 original issue price, all of which are subject to adjustment for Class A unit splits, combinations, restructuring, distributions or dilutive issuances.

Holders of record of Class A and Class B units shall be entitled to receive noncumulative discretionary distributions, when and if declared by the Board of Directors. Class B unit holders are entitled to distribution and liquidation preference prior to Class A holders and profit interests holders. No distributions have been declared through December 31, 2018.

In January 2017, the Company repurchased 170,104 Class B-1 units at $4.85 per unit. The total payment for the units was $450,004, which was net of $375,000 held back to cover the exercise price of 500,000 unit options exercised in January 2017.

In January 2017, the Company repurchased 118,556 Class B-1 units at $4.85 per unit. The total payment for the units was $574,997.

Note 10.                     Unit Options

In February 2012, the Company adopted the 2012 Unit Option Plan (the 2012 Plan). Options granted under the 2012 Plan vest based on an employee’s length of service and expire 10 years from the date of grant. A total of 2,708,705 shares of the Company’s Class A units may be granted under the 2012 Plan.

During 2018 and 2017, the Company granted options to purchase 415,000 and 363,000 shares, respectively, of the Company’s Class A units to certain employees of the Company.

Options begin vesting 90 days after the date of grant and vest on a straight-line basis through the second anniversary of the grant date. The options vest immediately upon a change in control. As of December 31, 2018, there were 1,957,223 options outstanding under the 2012 Plan.

Share-based compensation expense was approximately $175,000 and $201,000 for the years ended December 31, 2018 and 2017, respectively, and is recorded in general, selling and administrative expense on the statements of operations.

No income tax benefit was recognized in the statements of operations for share-based compensation arrangements for the years ended December 31, 2018 or 2017. No share-based compensation cost was capitalized for the years ended December 31, 2018 or 2017.

Unless otherwise approved by the Board of Directors, options must generally be exercised while the individual is an employee. The expiration date of newly issued options is 10 years after grant date unless earlier terminated as provided for in the 2012 Plan.

Prescribe Wellness, LLC

Notes to Financial Statements

Note 10.            Unit Options (Continued)

The following summarizes the activity of the 2012 Plan for the years ended December 31:

			Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual
	Unit Options	Price	Term (Years)

Outstanding at December 31, 2016	2,162,612	$0.78	7.0
Granted	363,000	1.70
Forfeited/canceled	(141,389)	1.62
Exercised	(500,000)	0.75
Outstanding at December 31, 2017	1,884,223	0.90	3.7
Granted	415,000	2.00
Forfeited/canceled	(342,000)	0.97
Exercised	—	—
Outstanding at December 31, 2018	1,957,223	$1.13	3.6

Exercisable at December 31, 2018	1,466,702	$0.86	2.6

Vested and expected to vest at December 31, 2018	1,957,223	$1.13	3.6

The Company uses the Black-Scholes option pricing model to estimate the grant-date fair value of the options, which includes assumptions of market price of the Company’s equity, volatility, interest rates, expected term and dividends. The valuation of the Company’s equity units considers various factors, including management’s assessment of future operating results, the financial outlook of the Company, and published market data and other available public information relating to the Company’s industry. The assumptions used in calculating the grant-date fair value of share-based awards represent management’s best estimates and involve inherent uncertainties and the application of the Company’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different for future awards. The compensation cost is recognized on a straight-line basis over the service period.

The per-share weighted-average grant-date fair value of the options granted to employees during the years ended December 31, 2018 and 2017, was estimated at $0.81 and $0.80, respectively, using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2018	2017

Expected dividend yield	0%	0%
Expected volatility	59%	54%
Risk-free interest rate	2.72%	1.95%
Expected life	4.7 years	4.7 years

The total intrinsic value of options exercised during the years ended December 31, 2018 and 2017, was approximately $0 and $475,000, respectively.

Prescribe Wellness, LLC

Notes to Financial Statements

Note 10.            Unit Options (Continued)

As of December 31, 2018, there was approximately $396,000 of total unrecognized compensation expense, net of estimated forfeitures, related to unvested options granted under the 2012 Plan. This expense is expected to be recognized over a weighted-average period of approximately two years.

Note 11.            Related-Party Transactions

The Company has an agreement with a related-party supplier, an entity owned by a unit holder of the Company. For the years ended December 31, 2018 and 2017, related-party development vendor fees totaled approximately $305,000 and $1,077,000, respectively, and are included in general, selling and administrative expenses in the accompanying statements of operations. As of December 31, 2018 and 2017, amounts due to the related-party vendor were approximately $178,000 and $45,000, respectively, and are included in accounts payable on the accompanying balance sheets.

During 2018, the Company loaned $250,000 under a promissory note (the Note) to a related party. The Note bears interest at 2.9 percent per annum. Monthly interest-only payments are payable to the Company until maturity. Principal and all remaining accrued interest are due and payable in full at the maturity date in April 2023. The Note is secured by the Class A units held by the related party.